EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Frederick’s of Hollywood Group Inc.’s Plan of Compliance Accepted by the NYSE Amex

Hollywood, CA (February 7, 2012) — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that the NYSE Amex LLC (the “Exchange”) has accepted the Company’s plan to regain compliance with certain continued listing standards as set forth in Part 10 of the Exchange’s Company Guide by May 30, 2013 and will continue to list the Company’s common stock on the NYSE Amex during the extension period.

As previously announced, on November 30, 2011, the Company received a notice from the Exchange indicating that the Company was not in compliance with (a) Section 1003(a)(i) of the Company Guide, resulting from shareholders’ equity at July 30, 2011 of less than $2 million and losses from continuing operations and/or net losses in two of its three most recent fiscal years and (b) Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company was afforded the opportunity to submit a plan to regain compliance and on January 6, 2012 presented its plan to the Exchange.

On February 3, 2012, the Exchange notified the Company that it had accepted the Company’s plan of compliance and granted the Company an extension until May 30, 2013 to evidence compliance with Sections 1003(a)(i) and (ii) of the Company Guide. The Company will be subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Exchange initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

The Company’s “FOH” trading symbol will continue to bear the extension “.BC” to denote non-compliance until the Company regains compliance with the Exchange’s continued listing requirements.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 122 specialty retail stores, a world-famous catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com